Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

Four Embarcadero Center, 22nd Floor

San Francisco, CA 94111-5998

October 30, 2013

Veracyte, Inc.

7000 Shoreline Court, Suite 250

South San Francisco, California 94080

Re:                             Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Veracyte, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 7,155,006 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable pursuant to the Company’s 2008 Stock Plan and 2013 Stock Incentive Plan (the “Plans”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter.  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plans, will be validly issued, fully paid and nonassessable.  The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP